As filed with the Securities and Exchange Commission on March 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Fifth Third Center

Cincinnati, Ohio 45263

(Address of principal executive

offices including zip code)

Southern Community Bancorp Employees’ Savings & Profit Sharing Plan

(Full title of the plans)

Copy To:
Paul L. Reynolds, Esq.	Richard G. Schmalzl, Esq.
Fifth Third Bancorp	Christine E. Oliver, Esq.
38 Fountain Square Plaza	Graydon Head & Ritchey LLP
Cincinnati, Ohio 45263	511 Walnut Street
(513) 579-5300	1900 Fifth Third Center
(513) 534-6757 (Fax)	Cincinnati, Ohio 45202
(Name, address and telephone number, including area code, of agent for service)	(513) 621-6464 (513) 651-3836 (Fax)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered		Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value per share	124,346 shares	(2)	$42.84	$5,326,982.64	$627.00

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Fifth Third Common Stock as reported on The Nasdaq National Market on March 18, 2005.
(2)	In addition, pursuant to Rule 416, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Southern Community Bancorp Employees’ Savings & Profit Sharing Plan, plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

Part I Information Required in the Section 10(a) Prospectus.

The documents containing the information required in Part I of the registration statement will be provided to each participant as required by Rule 428(b)(1). Such documents are not being filed with the SEC in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II Information Required in the Registration Statement.

Item 3. Incorporation of Documents by Reference.

The following documents, as filed with the Commission, are incorporated herein by reference except for information contained in such filings which is deemed to be furnished to rather than filed with the Commission, including without limitation information furnished under Items 2.02 and 7.01 of Form 8-K:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, January 26, January 26, February 12 and February 11, 2005;

•	the Southern Community Bancorp Employees’ Savings & Profit Sharing Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2003;

•	Fifth Third’s Proxy Statement dated February 23, 2005; and

•	the description of the Registrant’s Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant and the plans pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A.	Exhibit	Description of Exhibit
	5.1	Opinion of Counsel employed by Fifth Third Bancorp

	23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

	23.2	Consent of Deloitte & Touche LLP

	23.3	Consent of Hacker, Johnson & Smith PA

B. Undertakings Pursuant to Item 8(b).

The undersigned registrant will submit or has submitted the plans, including all amendments thereto as of the date of such submission, to the Internal Revenue Service (the “IRS”) and will make all changes required by the IRS in order to qualify the plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings

A. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. SUBSEQUENT EXCHANGE OF DOCUMENTS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. OTHER

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Fifth Third pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 22, 2005.

FIFTH THIRD BANCORP

By:	/s/ GEORGE A. SCHAEFER, JR.
George A. Schaefer, Jr. President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.	Date: March 22, 2005
George A. Schaefer, Jr. President and Chief Executive Officer

Principal Financial Officer:

/s/ R. MARK GRAF	Date: March 22, 2005
R. Mark Graf Chief Financial Officer and Senior Vice President

Principal Accounting Officer:

/s/ DAVID J. DEBRUNNER	Date: March 22, 2005
David J. DeBrunner Controller and Senior Vice President

Directors of the Company:

/s/ DARRYL F. ALLEN	Date: March 22, 2005
Darryl F. Allen

/s/ JOHN F. BARRETT	Date: March 22, 2005
John F. Barrett

Date:
James P. Hackett

/s/ JOAN R. HERSCHEDE	Date: March 22, 2005
Joan R. Herschede

/s/ ALLEN M. HILL	Date: March 22, 2005
Allen M. Hill

/s/ ROBERT L. KOCH, II	Date: March 22, 2005
Robert L. Koch, II

/s/ MITCHEL D. LIVINGSTON, PH.D.	Date: March 22, 2005
Mitchel D. Livingston, Ph.D.

/s/ KENNETH W. LOWE	Date: March 22, 2005
Kenneth W. Lowe

/s/ HENDRIK G. MEIJER	Date: March 22, 2005
Hendrik G. Meijer

/s/ ROBERT B. MORGAN	Date: March 22, 2005
Robert B. Morgan

/s/ JAMES E. ROGERS	Date: March 22, 2005
James E. Rogers

/s/ GEORGE A. SCHAEFER, JR.	Date: March 22, 2005
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.	Date: March 22, 2005
John J. Schiff, Jr.

/s/ DUDLEY S. TAFT	Date: March 22, 2005
Dudley S. Taft

/s/ THOMAS W. TRAYLOR	Date: March 22, 2005
Thomas W. Traylor

The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Cincinnati, State of Ohio, on March 22, 2005.

SOUTHERN COMMUNITY BANCORP EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

By:	FIFTH THIRD BANK, an Ohio banking corporation, as Administrator

By:	/s/ PAUL L. REYNOLDS
Paul L. Reynolds, Executive Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
5.1	Opinion of Counsel employed by Fifth Third Bancorp

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Hacker, Johnson & Smith PA